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                                                                     Exhibit (3)
                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

     SHARED MEDICAL SYSTEMS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of the Company has adopted the following resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

          RESOLVED, that the amendment to the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation to read in its entirety as follows (the "Amendment") is hereby proposed and declared to be advisable and in the best interests of the Company:

          "FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 121,000,000 shares, divided into 1,000,000 shares of Preferred Stock, each of which shall have the par value of $.10 per share, and 120,000,000 shares of Common Stock, each of which shall have the par value of $.01 per share."

          FURTHER RESOLVED, that the Amendment be submitted for action to the stockholders of the Company at the 1997 Annual Meeting of Stockholders referred to in these minutes;

          FURTHER RESOLVED, that upon stockholder approval of the Amendment, the President, each Vice President, and the Treasurer of this Company are hereby each severally authorized and directed to execute and file on behalf of the Company such certificate or certificates as are required to effectuate the Amendment under Delaware law and to take such other actions as they consider necessary or appropriate to carry out the foregoing resolutions.

     SECOND: Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Company was duly called and held and at such meeting the necessary number of shares as required by statute were voted in favor of the amendment.
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     THIRD:  The Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by
R. James Macaleer, its Chairman, and attested by Bonnie L. Shuman, its Assistant Secretary, this 21st day of May, 1997.


                                   By: /s/ R. James Macaleer
                                       -------------------------------
                                       R. James Macaleer
                                       Chairman


ATTEST:


By: /s/ Bonnie L. Shuman                  (SEAL)
   ------------------------------
   Bonnie L. Shuman
   Assistant Secretary